Exhibit 99.1

Ostrow & Partners, Inc.
News Release
For: Host America Corporation	Contacts:
Release: IMMEDIATE	Sam Ostrow 203.328.3018 ceo@ostrow-partners.com

Host America Corporation Files Delayed 10-K for FY 2006;
Will Resume Regular, Timely Reporting in Current Fiscal Year

Hamden CT, November 21 - Host America Corporation (OTC - CAFE.PK) today filed with the Securities and Exchange Commission its delayed Annual Report on Form 10-K for its fiscal year ended June 30, 2006. The consolidated financial statements in the Annual Report were audited by Mahoney Cohen & Company CPA, P.C., which became the company’s independent registered public accounting firm on June 29, 2006. Host America said that it is scheduling its 10-Q Report for the first quarter of fiscal 2007 ended September 30, 2006 for release in December and at that time will resume regular, timely financial reporting.

”While the results for fiscal 2006 continue to show significant losses, there are clear signs of progress in our recently developed energy management business and continuing stability in the food service division,” David Murphy, acting chief executive officer stated. Net revenues for the year reached $36,995,000 compared to $30,794,000 in fiscal 2005. The growth in revenues primarily reflects a full year’s contribution from the services side of the recently acquired energy management business. The company’s net loss was $12,937,000 ($1.85 per share) compared to a net loss of $9,663,000 ($2.22 per share) in fiscal 2005. There were 7,024,536 and 4,374,918 weighted average shares outstanding as of June 30, 2006 and 2005 respectively.

Mr. Murphy noted that the company’s loss from operations in fiscal 2006 was $7.9 million, compared to approximately $8.1 million in the prior year. “The net loss in 2006 reflects non-cash charges associated with the conversion of our long term debt commitment into equity which resulted in the recognition of deferred finance charges and debt discount charges. Additionally, significant increases in legal costs and estimated costs to resolve outstanding litigation and the inclusion for a full year of costs associated with the research and development of the energy management business also contributed to the loss.”

Mr. Murphy said that continued beta testing of the Energy Management division’s newly designed light controller in multi-location businesses is showing progress, and noted that the product has received approval from Underwriters Laboratories. ”The investments made in fiscal 2006 to develop the product, get it UL approved and move it into testing were significant, and have paved the way for a product launch in fiscal 2007,” he said. He also noted that the service side of the Energy Management Division is continuing to add customers.

The Food Service business, according to Mr. Murphy, continued to maintain strong relationships with existing clients and successfully introducing new concepts to customers. The unitized meals element of the business was the strongest, reflecting a full year inclusion of a company acquired in fiscal 2005 and contractual food materials cost related price increases.

(more)

Host America Corp FY 2006 10-K
2 2 2

Mr. Murphy noted that in October the company completed private financings of $720,000, issuing common shares and warrants, and that management is discussing financing options with investment banking firms. In addition, Mr. Murphy said that the company is continuing a strategic review of its business operations and that the company expects to share its new strategy with stockholders when the strategic review is completed early in 2007 at which time the company plans to conduct its annual meeting.

Financial Results for fiscal years ended June 30, 2006 and 2005 are presented in the following table:

	2006	2005
(in thousands, except per share data)

Net revenues	$36,995	$30,794

Loss from operations	(7,912)	(8,086)
Loss from continuing operations before income taxes	(12,877)	(9,624)
Provision for income taxes	60	39

Net loss	(12,937)	(9,663)
Net loss applicable to common Stockholders	(12,969)	(9,695)
Net loss per share:
basic and diluted	$(1.85)	$(2.22)

Weighted average common shares used in computing net loss per share:
basic and diluted	7,025	4,375

These financial results should be read in conjunction with Host America’s Annual Report on Form 10-K. This Press Release has been reviewed and approved by Host America’s Disclosure Committee.

Cautions Concerning Forward-Looking Statements

All information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Host and its subsidiaries, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include the risks associated with Host's entry into new commercial food and energy markets that require the company to develop demand for its products, its ability to access the capital markets, litigation, regulatory investigations and many other risks described in Host's Securities and Exchange Commission fillings. The most significant of these uncertainties are described in Host America’s Annual Report on Form 10-K all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the costs, difficulties, and uncertainties related to the implementation of the early stage energy management division, organizational changes and the integration of acquired businesses; the potential loss of one or more key customer or supplier relationships or changes to the terms of those relationships; difficulties and uncertainties related to transitions in senior management; the results, consequences, effects or timing of any inquiry or investigation by or settlement discussions with any regulatory authority or any legal and administrative proceedings; the impact of previously announced restatements; difficulties or delays or increased costs in implementing Host America’s overall prospective business plan; and general economic and market conditions. Host America undertakes no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.
# # #